Exhibit (2)



                      ADDENDUM TO ASSET PURCHASE AGREEMENT

                                      AMONG

                         NATIONAL RESEARCH CORPORATION,

                        HEALTHCARE RESEARCH SYSTEMS, LTD.

                                       AND

                THE MEMBERS OF HEALTHCARE RESEARCH SYSTEMS, LTD.





          THIS ADDENDUM ("Addendum") is made and entered into as of this 23rd day of October, 1998, by and among National Research Corporation, a Wisconsin corporation ("Buyer"), Healthcare Research Systems, Ltd., an Ohio limited liability company ("Company"), and all of the members of Company (individually, "Member" and collectively, "Members").

          WHEREAS, Buyer, Company and Members have entered into that certain Asset Purchase Agreement, dated as of June 11, 1998 (the "Purchase Agreement");

          WHEREAS, Buyer, Company and Members desire to supplement and amend the Purchase Agreement in accordance with the terms set forth herein; and

          WHEREAS, Section 12.6 of the Purchase Agreement provides that the Purchase Agreement may be amended by the written agreement of Buyer, Company and Members.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to supplement and amend the Purchase Agreement as follows:

          1. Notwithstanding anything contained in Sections 2.1 or 2.2 of the Purchase Agreement (or in any Schedules identified in such Sections 2.1 or 2.2 of the Purchase Agreement) to the contrary, the parties hereto agree that Buyer or Company, as the case may be, will be responsible for and pay the Company's accounts payable set forth under their respective names on Schedule A attached hereto.

          2. In settlement of all amounts payable under Sections 3.2.(c), 3.3 and 3.4 of the Purchase Agreement, Company is hereby delivering to Buyer a check payable to the order of Buyer in the amount of $350,000.

          3. Section 3.6.(a) of the Purchase Agreement shall be deleted in its entirety.

          4. Section 3.6.(b) of the Purchase Agreement shall be deleted in its entirety and the following, which shall be reordered to become Section 3.6.(a), shall be substituted therefor:

                   3.6.(a)  Revenues  Payment.  On March 31, 1999, Buyer
          shall deliver to Company an aggregate sum equal to $1,500,000 less the Company Revenues Difference (as hereinafter defined in Section 3.6.(b)) and less the dollar amount, if any, of all accounts receivable of Company as reflected on the Closing Balance Sheet (net of the reserve shown on the Closing Balance Sheet for doubtful accounts) that have not been collected by Buyer pursuant to the provisions of Section 6.9 on or prior to December 31, 1998, without interest (the "Revenues Payment"). Such amount, if any, shall be paid by delivery to Company of a certified or bank cashier's check payable to the order of Company or, at Company's option, by wire transfer of immediately available funds to an account designated by Company not less than 48 hours prior to the time for payment specified herein.

          5. Section 3.6.(c) of the Purchase Agreement shall be amended by reordering such section to become Section 3.6.(b) and by adding the following sentence after the current last sentence thereof:

           Notwithstanding anything to the contrary in this Section 3.6, the parties hereto agree that the Company Revenues Difference shall be $350,000.

          6. Section 3.6.(d) of the Purchase Agreement shall be deleted in its entirety.

          7. Section 3.6.(e) of the Purchase Agreement shall be deleted in its entirety and the following, which shall be reordered to become Section 3.6.(c), shall be substituted therefor:

                    3.6.(c) Anniversary Payment. On the first anniversary of the Closing Date, Buyer shall deliver to Company the sum equal to $1,500,000, without interest (the "Anniversary Payment").

          8. All references in the Purchase Agreement to Sections 3.6.(a) and 3.6.(d) shall hereafter be deleted and all references in the Purchase Agreement to Sections 3.6.(b), 3.6.(c) and 3.6.(e) shall hereafter be to Sections 3.6.(a), 3.6.(b) and 3.6.(c), respectively.

          9. Section 6.9 of the Purchase Agreement shall be amended by deleting therefrom all references to "costs in excess of billings," "and costs in excess of billings" and "and/or costs in excess of billings."

          10. In settlement of the amounts due Buyer under the introductory paragraph of Article 10 of the Purchase Agreement (i.e., to effectuate the Closing as of the close of business on May 31, 1998), Company is hereby delivering to Buyer a check payable to the order of Buyer in the amount of $49,878.36.

          11. New Section 12.12 of the Purchase Agreement shall be added to read as follows:

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

               12.12. Certain Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

               "Buyer's Accountants" shall mean KPMG Peat Marwick LLP.

          12. The references to the "Agreement," "hereof," "hereunder" or words of like import in the Purchase Agreement shall be deemed, from and after the date of this Addendum, to encompass the Purchase Agreement as amended and supplemented by this Addendum.

          13. Defined terms used and not defined in this Addendum shall have the same meaning assigned to them in the Purchase Agreement.

          14. Except as expressly supplemented and amended pursuant to this Addendum, all of the terms, conditions and provisions of the Purchase Agreement shall remain in full force and effect.

          15. This Addendum may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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


          IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date and year first above written.

                                        NATIONAL RESEARCH CORPORATION
                                        ("Buyer")


                                        By: /s/ Michael Hays
                                            Name:  Michael Hays
                                            Title:    President and CEO


                                        HEALTHCARE RESEARCH SYSTEMS, LTD.
                                        ("Company")


                                        By: Stephen Strasser
                                            Name:  Stephen Strasser
                                            Title:    President

                                        MEMBERS:


                                        /s/ Stephen Strasser
                                        Stephen Strasser


                                        /s/ Donald Strasser
                                        Donald Strasser


                                        /s/ Peter Strasser
                                        Peter Strasser


                                        /s/ Charles L. Fabrikant
                                        Charles L. Fabrikant


                                        /s/ Fred C. Farkouh
                                        Fred C. Farkouh


                                        /s/ Charles Fabrikant
                                        Charles  Fabrikant,  as  trustee  of the
                                        Scott  Strasser 1995 Trust,  established
                                        under an agreement dated August 21, 1995

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